UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 20, 2009

NovaBay Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

California	001-33678	68-0454536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5980 Horton Street, Suite 550, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(510) 899-8800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2009, NovaBay Pharmaceuticals, Inc. has appointed Harry F. Hixson, Jr., PhD to its Board of Directors. The appointment of Dr. Hixson is not a replacement of any current board member and brings the total number of directors to eight.

Dr. Hixson currently serves as Chairman of the Board of Sequenom Inc. (NASDAQ: SQNM), a genetics and molecular diagnostic company. He is also a member of the Board of Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), a cancer drug discovery and development company.  Dr. Hixson has also served as a director of Arena Pharmaceuticals, Inc. since 2004, and currently serves as the Chairman of BrainCells, Inc., a privately held biopharmaceutical company focused on central nervous system drug development. At BrainCells, he has served as Chairman of BrainCells since December 2003 and was Chief Executive Officer from July 2004 until September 2005.  He served as Amgen’s President and Chief Operating Officer and as a member of its Board of Directors from 1988 to 1991. Prior to Amgen, Dr. Hixson held various management positions with Abbott Laboratories, including Vice President, Diagnostic Products Business Group, and Vice President, Research and Development, in the Diagnostics Division. He has been involved with the start-up of several biopharmaceutical companies, including Neurocrine Biosciences and Signal Pharmaceuticals, now part of Celgene. Dr. Hixson received his PhD in Physical Biochemistry from Purdue University and an MBA from the University of Chicago. He also received an Honorary Doctor of Science degree from Purdue University.

There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Dr. Hixson had, or will have, a direct or indirect material interest. Additional information about Dr. Hixson can be found in the press release that is included as Exhibit 99.1 to this filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated January 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2009	NOVABAY PHARMACEUTICALS, INC.

	By:	/s/ THOMAS PAULSON
Thomas J. Paulson
Chief Financial Officer and Treasurer